Exhibit 10.2

FORM OF

OMNIBUS AGREEMENT

AMONG

CAPITAL MARITIME & TRADING CORP.

CAPITAL GP L.L.C.

CAPITAL PRODUCT OPERATING L.L.C.

AND

CAPITAL PRODUCT PARTNERS L.P.

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.1. Definitions	4

ARTICLE II

Medium Range Tanker Restricted Business Opportunities

SECTION 2.1. Medium Range Tanker Restricted Businesses	8
SECTION 2.2. Permitted Exceptions	8

ARTICLE III

Non-Medium Range Tanker Restricted Business Opportunities

SECTION 3.1. Non-Medium Range Tanker Restricted Businesses	10
SECTION 3.2. Permitted Exceptions	10

ARTICLE IV

Business Opportunities Procedures

SECTION 4.1. Procedures	11
SECTION 4.2. Scope Of Prohibition	13
SECTION 4.3. Enforcement	13

ARTICLE V

Rights Of First Offer

SECTION 5.1. Rights Of First Offer	14
SECTION 5.2. Procedures For Rights Of First Offer	14

ARTICLE VI

Indemnification

SECTION 6.1. Capital Maritime Indemnification	15
SECTION 6.2. Limitation Regarding Indemnification	15
SECTION 6.3. Indemnification Procedures	15

ARTICLE VII

Miscellaneous

SECTION 7.1. Choice Of Law; Submission To Jurisdiction	17
SECTION 7.2. Notice	17
SECTION 7.3. Entire Agreement	17
SECTION 7.4. Termination	17
SECTION 7.5. Waiver; Effect Of Waiver Or Consent	17
SECTION 7.6. Amendment Or Modification	18
SECTION 7.7. Assignment	18
SECTION 7.8. Counterparts	18
SECTION 7.9. Severability	18
SECTION 7.10. Gender, Parts, Articles And Sections	18
SECTION 7.11. Further Assurances	18
SECTION 7.12. Withholding Or Granting Of Consent	18
SECTION 7.13. Laws And Regulations	19
SECTION 7.14. Negotiation Of Rights Of Capital Maritime, Limited Partners, Assignees, And Third Parties	19

i

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among Capital Maritime & Trading Corp., a Marshall Islands corporation (“Capital Maritime”), Capital GP L.L.C., a Marshall Islands limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined herein), the “General Partner”), Capital Product Operating L.L.C., a Marshall Islands limited liability company (the “OLLC”), and Capital Product Partners L.P., a Marshall Islands limited partnership (the “MLP”).

R E C I T A L S:

1.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles II and IV, with respect to (a) those business opportunities that the Capital Maritime Entities (as defined herein) will not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to the Partnership Group (as defined herein) and accepted or declined.

2.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles III and IV, with respect to (a) those business opportunities that the Partnership Group will not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to Capital Maritime and accepted or declined.

3.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to (a) Capital Maritime’s right of first offer relating to certain Medium Range Tanker Assets (as defined herein) and (b) the MLP’s right of first offer relating to certain Medium Range Tanker Assets that Capital Maritime might own.

4.             The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to certain indemnification obligations of Capital Maritime.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Party” has the meaning given such term in Section 4.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 7.6 hereof.

“Board” means the Board of Directors of the MLP.

“Break-up Costs” means the aggregate amount of any and all additional taxes, flag administration, financing, legal and other similar costs (except with respect to Section 2.2(b)(i) where Break-up Costs shall be deemed to include only administrative costs associated with transfer and re-flagging, including related legal costs) to (a) the Capital Maritime Entities that would be required to transfer Medium Range Tanker Assets acquired by the Capital Maritime Entities as part of a larger transaction to a Partnership Group Member pursuant to Section 2.2(b)(i) or 2.2(c), or (b) the Partnership Group that would be required to transfer Non-Medium Range Tanker Assets acquired by the Partnership Group as part of a larger transaction to a Capital Maritime Entity pursuant to Section 3.2(b).

“Capital Maritime Entities” means Capital Maritime and any Person controlled, directly or indirectly, by Capital Maritime other than the Partnership Entities.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Capital Maritime or its Affiliates with respect to the General Partner, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act)of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Closing Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the MLP.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of the MLP.

“Contribution Assets” has the meaning given such term in Section 6.1.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Environmental Losses” means all Losses suffered or incurred by the Partnership Group by reason of, arising out of or resulting from:

(i) any violation or correction of violation of Environmental Laws; or

(ii) any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by the Capital Maritime Entities of the Contribution Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contribution Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Contribution Assets), including, without limitation, (a) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (b) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (c) the cost and expense for any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”

“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“Event of Loss” means any of the following events:  (a) the actual or constructive total loss of a  Non-Medium Range Tanker or the agreed or compromised total loss of a  Non-Medium Range Tanker; (b) the destruction of a Non-Medium Range Tanker; (c) the damage to a Non-Medium Range Tanker to an extent (determined in good faith by the Board within 90 days after the occurrence of such damage) as shall make repair thereof uneconomical or shall render such Non-Medium Range Tanker permanently unfit for normal use (other than obsolescence); or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of a Non-Medium Range Tanker that shall not be revoked within six months.  An Event of Loss shall be deemed to have occurred:  (i) in the event of the destruction or other actual total loss of a Non-Medium Range Tanker, on the date of such loss; (ii) in the event of a constructive, agreed or compromised total loss of a Non-Medium Range Tanker, on the date of determination of such total loss pursuant to the relevant insurance policy; (iii) in the case of any event referred to in clause (c) above, upon such determination by the Board; or (iv) in the case of any event referred in clause (d) above, on the date six months after the occurrence of such event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Offer Negotiation Period” has the meaning given such term in Section 5.2.

“General Partner” is defined in the introduction to this Agreement.

“Hazardous Substances” means (a) substances defined in or regulated under applicable Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation; (e) any hazardous waste or solid waste, within the meaning of any Environmental Law; (f) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (g) any radioactive material; and (h) any asbestos-containing materials.

“Losses” means losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character; provided, however, that such term shall not include any special, indirect, incidental or consequential damages.

“Medium Range Tanker” means any product tanker with a carrying capacity of 30,000-55,000 dwt.

“Medium Range Tanker Assets” means any Medium Range Tanker and its related charter.

“MLP” is defined in the introduction to this Agreement.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.  No amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Non-Medium Range Tanker” means (i) any tanker other than a product tanker with a carrying capacity of 30,000-55,000 dwt, or (ii) any Medium Range Tanker not subject to a Qualifying Contract.

“Non-Medium Range Tanker Assets” means any Non-Medium Range Tanker and its related charter.

“Offer” has the meaning given such term in Section 4.1.

“Offered Assets” has the meaning given such term in Section 4.1.

“Offeree” has the meaning given such term in Section 4.1.

“Offer Period” has the meaning given such term in Section 4.1.

“OLLC” is defined in the introduction to this Agreement.

“Qualifying Contract” means a time or bareboat charter with a remaining duration, excluding any extension options, of at least two years.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Partnership Entities” means the General Partner, the MLP, the OLLC and any Person controlled by any such entity.

“Partnership Group” means the MLP, the OLLC and any Person controlled by any such entity.

“Partnership Group Member” means any Person in the Partnership Group.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Potential Transferee” has the meaning given such term in Section 5.2.

“Re-Charter” means the charter of a Medium Range Tanker pursuant to a Qualifying Contract in the event that its existing charter expires or is terminated early.

“Replacement Non-Medium Range Tanker” means any non-medium range tanker that replaces any Non-Medium Range Tanker upon an Event of Loss.

“Sale Assets” has the meaning given such term in Section 5.2.

“Transfer” means any transfer, assignment, sale or other disposition of any Medium Range Tanker by a Capital Maritime Entity or of any Non-Medium Range Tanker by a Partnership Group Member; provided, however, that such term shall not include:  (a) transfers, assignments, sales or other dispositions from a Capital Maritime Entity to another Capital Maritime Entity, or from a Partnership Group Member to another Partnership Group Member; (b) transfers, assignments, sales or other dispositions pursuant to the terms of any related charter or other agreement with a charter party; (c) transfers, assignments, sales or other dispositions pursuant to Article II or III of this Agreement; or (d) grants of security interests in or mortgages or liens on such Medium Range Tanker Assets or Non-Medium Range Tanker Assets in favor of a bona fide third party lender (but not the foreclosing of any such security interest, mortgage or lien).

“Transfer Notice” has the meaning given such term in Section 5.2.

“Transferring Party” has the meaning given such term in Section 5.2.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

Medium Range Tanker Restricted B usiness Opportunities

SECTION 2.1.  Medium Range Tanker Restricted Businesses.  Subject to Section 7.4 and except as permitted by Section 2.2, each of the Capital Maritime Entities shall be prohibited from acquiring, owning or operating Medium Range Tankers under Qualifying Contracts.

SECTION 2.2.  Permitted Exceptions.  Notwithstanding any provision of Section  2.1 to the contrary, the Capital Maritime Entities may engage in the following activities under any of the following circumstances:

(a) acquiring, owning, chartering or operating Medium Range Tankers that are not subject to a Qualifying Contract;

(b) (i) acquiring one or more Medium Range Tankers that are subject to Qualifying Contracts after the date of this Agreement if the Capital Maritime Entity offers to sell to the Partnership Group Members each such Medium Range Tanker Asset for the acquisition price at the time it is acquired plus any applicable Break-up Costs, in accordance with the procedures set forth in Section 4.1; or (ii) putting a Medium Range Tanker that the Capital Maritime Entity owns or operates under a Qualifying Contract if the Capital Maritime Entity offers to sell to the Partnership Group Members each such Medium Range Tanker for its fair market value at the time it is made subject to a Qualifying Contract and, in each case, at each renewal or extension of that Qualifying Contract, in accordance with the procedures set forth in Section 4.1;

(c) acquiring one or more Medium Range Tankers that are subject to Qualifying Contracts as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those Medium Range Tanker Assets provided, however, that:

(i) if less than a majority of the value of the total assets or business acquired is attributable to those Medium Range Tanker Assets, as determined in good faith by the board of directors of Capital Maritime, the Capital Maritime Entity must offer to sell to the Partnership Group Members such Medium Range Tanker Assets for fair market value plus any applicable Break-up Costs in accordance with the procedures set forth in Section 4.1.

(ii) if a majority or more of the value of the total assets or business acquired is attributable to those Medium Range Tanker Assets, as determined in good faith by the board of directors of Capital Maritime; Capital Maritime shall notify the MLP in writing, of the proposed acquisition. The MLP shall, not later than the 10th calendar day following receipt of such notice, notify Capital Maritime if any of the Partnership Group Members wish to acquire the Medium Range Tanker Assets forming part of the business or package of assets in cooperation and simultaneously with Capital Maritime acquiring the Non-Medium Range Tanker Assets forming part of that business or package of assets.  If the MLP does not notify Capital Maritime of its intent to pursue the acquisition within 10 calendar days, Capital Maritime  may proceed with the acquisition as provided in subsection (i) above.

(d) acquiring a non-controlling interest in any company, business or pool of assets;

(e) acquiring, owning or operating the Medium Range Tanker Assets subject to the Agreement to Purchase Future Vessels dated as of     , 2007, between Capital Maritime and the MLP if the MLP fails to purchase (or to cause other Partnership Group Members to purchase) such Medium Range Tanker Assets under such agreement;

(f) acquiring, owning or operating Medium Range Tankers subject to a Qualifying Contract that are subject to an offer to purchase by a Capital Maritime Entity as described in Section 2.2(b) and (c), in each case (i) pending the applicable offer of such Medium Range Tanker Asset to the Partnership Group Members and the Partnership Group Members’ determination pursuant to Section 4.1 whether to purchase the Medium Range Tanker Assets and, if the Partnership Group Members determine to purchase such Medium Range Tanker Asset, pending the closing of such purchase; or (ii) if the Board has elected to cause any Partnership Group Member to acquire or operate such Medium Range Tanker Assets;

(g) providing ship management services relating to any vessel whatsoever, including to Medium Range Tanker Assets, owned by any Capital Maritime Entity; or

(h) acquiring, operating or chartering Medium Range Tankers that are subject to Qualifying Contracts if the Board has previously advised Capital Maritime that it consents to such acquisition, operation or charter.

ARTICLE III

Non-Medium Range Tanker Restricted Business Opportunities

SECTION 3.1.  Non-Medium Range Tanker Restricted Businesses.  Subject to Section 7.4 and except as permitted by Section 3.2, each Partnership Group Member shall be prohibited from acquiring, owning or operating or chartering Non-Medium Range Tankers.

SECTION 3.2.  Permitted Exceptions.  Notwithstanding any provision of Section  3.1 to the contrary, the Partnership Group Members may engage in the following activities under any of the following circumstances:

(a) owning, chartering or operating any Non-Medium Range Tanker Assets so owned, operated or chartered at the date of this Agreement, including any Replacement Non-Medium Range Tanker;

(b) acquiring one or more Non-Medium Range Tanker Asset as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels, provided, however, that:

(i) if less than a majority of the value of the total assets or business acquired is attributable to Non-Medium Range Tanker Assets, as determined in good faith by the MLP, the Partnership Group Member must offer to sell such Non-Medium Range Tanker Assets and related charters to Capital Maritime or any other Capital Maritime Entity for their fair market value plus any applicable Break-up Costs in accordance with the procedures set forth in Section 4.1.

(ii) if a majority or more of the value of the total assets or business acquired is attributable to Non-Medium Range Tanker Assets, as determined in good faith by the MLP; the Partnership Group Members shall notify Capital Maritime in writing of the proposed acquisition. Capital Maritime shall, not later than the 10th calendar day following receipt of such notice, notify the Partnership Group Members if it or any other Capital Maritime Entity wishes to acquire the Non-Medium Range Tanker Assets forming part of the business or package of assets in cooperation and simultaneously with the Partnership Group Members acquiring the Medium Range Tanker Assets forming part of that business or package of assets. If Capital Maritime does not notify the Partnership Group Member of its intent to pursue the acquisition within 10 calendar days, the Partnership Group Member may proceed with the acquisition as provided in subsection (i) above.

(c) acquiring a non-controlling interest in any company, business or pool of assets;

(d) owning, operating or chartering any Non-Medium Range Tanker Assets that are subject to an offer to purchase by Capital Maritime as described in Section 3.2(b) pending the applicable offer of such Non-Medium Range Tanker Assets to Capital Maritime and Capital Maritime’s determination pursuant to Section 4.1 whether to purchase the Non-Medium Range Tanker Assets and, if Capital Maritime elects to purchase or cause any Capital Maritime Entity to purchase such Non-Medium Range Tanker Assets, pending the closing of such purchase; and

(e) acquiring, operating or chartering Non-Medium Range Tankers if Capital Maritime has previously advised the MLP that it consents to such acquisition, operation or charter.

ARTICLE IV

Business Opportunities Procedures

SECTION 4.1.  Procedures.  In the event that (a) a Partnership Group Member acquires Non-Medium Range Tanker Assets in accordance with Section 3.2(b), or (b) a Capital Maritime Entity acquires Medium Range Tanker Assets in accordance with Section 2.2(b) or (c)(i), then (i) simultaneously or in any event not later than 30 calendar days after the consummation of the acquisition (in the case of clause (a) or (b) above), such acquiring Party (the “Acquiring Party”) shall notify (a) Capital Maritime, in the case of an acquisition by a Partnership Group Member or (b) the Board, in the case of an acquisition by a Capital Maritime Entity and offer such party to be notified (each an “Offeree”) the opportunity for any Capital Maritime Entity or Partnership Group Member, as applicable, to purchase such Non-Medium Range Tanker Assets or Medium Range Tanker Assets, as applicable (the “Offered Assets”), for their fair market value (or, in the case of an acquisition in accordance with Section 2.2(b)(i), the acquisition price) (plus, in the case of an acquisition in accordance with Section 2.2(b)(i) or 2.2(c) or 3.2(b), any applicable Break-up Costs), in each case on commercially reasonable terms in accordance with this Section (the “Offer”).  The Offer shall set forth the Acquiring Party’s proposed terms relating to the purchase of the Offered Assets by the applicable Capital Maritime Entity or Partnership Group Member,

including any liabilities to be assumed by the applicable Capital Maritime Entity or Partnership Group Member as part of the Offer.  As soon as practicable after the Offer is made, the Acquiring Party will deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree.  As soon as practicable, but in any event, within 30 calendar days after receipt of such notification, the Offeree shall notify the Acquiring Party in writing that either:

(a) Capital Maritime has elected not to purchase (or not to cause any of its permitted Affiliates to purchase) or the Board has elected not to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the Acquiring Party and its Affiliates shall, subject to the other terms of this Agreement (including Section 2.2(b)(ii)), be forever free, subject to the provisions of this Agreement, to continue to own, operate and charter such Offered Assets; or

(b) Capital Maritime has elected to purchase (or to cause any of its permitted Affiliates to purchase) or the Board has elected to cause any Partnership Group Member to purchase, as applicable, such Offered Assets, in which event the following procedures shall be followed:

(i) After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith, the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer and the other terms of the Offer on which the Offered Assets will be sold to the applicable Capital Maritime Entity or Partnership Group Member.  If the Acquiring Party and the Offeree agree on the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of Capital Maritime’s election to purchase (or election to cause any of its permitted Affiliates to purchase) or of the Board’s election to cause any Partnership Group Member to purchase, as applicable, the Offered Assets, Capital Maritime shall purchase (or cause any of its permitted Affiliates to purchase) or the Board shall cause any Partnership Group Member to purchase, as applicable, the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached.

(ii) If the Acquiring Party and the Offeree are unable to agree on the fair market value (and any applicable Break-up Costs), of the Offered Assets that are subject to the Offer or on any other terms of the Offer during the Offer Period, the Acquiring Party and the Offeree will engage an independent ship broker and/or an independent investment banking firm prior to the end of the Offer Period to determine the fair market value (and any applicable Break-up Costs), of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree.  In determining the fair market value of the Offered Assets and other terms on which the Offered Assets are to be sold, the ship broker or investment banking firm, as applicable, will have access to the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively, and to all information prepared by or on behalf of the Acquiring Party relating to the Offered Assets and reasonably requested by such ship broker or investment banking firm.  Such ship broker or investment banking firm will determine the fair market value (and any applicable Break-up Costs) of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within 30 calendar days of its engagement and furnish the Acquiring Party and the Offeree its determination.  The fees and expenses of the ship broker or investment banking firm, as applicable, will be divided equally between the Acquiring Party and the Offeree.  Upon receipt of such determination, the Offeree will have the option, but not the obligation:

(A) in the case that the Offeree is Capital Maritime, to purchase or cause any of its permitted Affiliates to purchase, or in the case that the Offeree is the Board, to cause any Partnership Group Member to purchase the Offered Assets for the fair market value (and any applicable Break-up Costs), and on the other terms determined by the ship broker or investment banking firm, as soon as commercially practicable after determinations have been made; or

(B) in the case that the Offeree is Capital Maritime, to elect not to cause any of its permitted Affiliates to purchase, or in the case that the Offeree is the Board, not to cause any Partnership Group Member to purchase such Offered Assets, in which event the Acquiring Party and its Affiliates shall, subject to the other terms of this Agreement, be forever free to continue to own and operate such Offered Assets.

SECTION 4.2.  Scope Of Prohibition.  If any Party or its Affiliates engages in the ownership or operation of Medium Range Tankers under Qualifying Contract in the case of a Capital Maritime Entity, or Non-Medium Range Tankers in the case of a Partnership Group Member, pursuant to any of the exceptions described in Section 2.2 or 3.2, as applicable, the Party and its Affiliates may not subsequently expand that portion of their business other than pursuant to the exceptions contained in such Section 2.2 or 3.2.  Except as otherwise provided in this Agreement or the MLP Agreement, each party and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the Capital Maritime Entities or the Partnership Group.

SECTION 4.3.  Enforcement.  Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Article IV, and that any breach by any such Party of its covenants and agreements set forth in this Article IV would result in irreparable injury to such other Parties.  Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article IV of this Agreement.

ARTICLE V

Rights Of First Offer

SECTION 5.1.  Rights Of First Offer.  (a)  The Partnership Group hereby grants Capital Maritime a right of first offer on any proposed Transfer by any Partnership Group Member of any Medium Range Tanker Assets or any Non-Medium Range Tanker Assets owned or acquired by any Partnership Group Member.  The Capital Maritime Entities hereby grant the MLP a right of first offer on any proposed Transfer or Re-Charter of any Medium Range Tanker Assets owned or acquired by any Capital Maritime Entity.

(b)   The Parties acknowledge that all potential Transfers or Re-Charter of Medium Range Tanker Assets pursuant to this Article V are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties and to the terms of all existing agreements in respect of such Medium Range Tanker Assets, as applicable.

SECTION 5.2.  Procedures For Rights Of First Offer.  In the event that a Partnership Group Member or a Capital Maritime Entity (as applicable, the “Transferring Party”) proposes to Transfer or Re-Charter any Medium Range Tanker Assets (the “Sale Assets”), prior to engaging in any negotiation for such Transfer with any non-affiliated third party or otherwise offering to Transfer the Sale Assets to any non-affiliated third party, such Transferring Party shall give Capital Maritime or the MLP, as applicable (the “Potential Transferee”), written notice setting forth all material terms and conditions (including, without limitation, the purchase price (in the event of a Transfer) or the terms of the charter agreement (in the event of a Re-Charter) and a description of the Sale Asset(s) on which such Transferring Party desires to Transfer or Re-Charter the Sale Assets (the “Transfer Notice”).  The Transferring Party then shall be obligated to negotiate in good faith for a 10-day period following the delivery by the Transferring Party of the Transfer Notice (the “First Offer Negotiation Period”) to reach an agreement for the Transfer or Re-Charter of such Sale Assets to the Potential Transferee or any of its Affiliates on the terms and conditions set forth in the Transfer Notice.  If no such agreement with respect to the Sale Assets is reached during the First Offer Negotiation Period, and the Transferring Party has not Transferred, or agreed in writing to Transfer, such Sale Assets to a third party within 180 calendar days after the end of the First Offer Negotiation Period on terms generally no less favorable to the Transferring Party than those include in the Transfer Notice, then the Transferring Party shall not thereafter Transfer any of the Sale Assets without first offering such assets to the applicable Potential Transferee in the manner provided above.

ARTICLE VI

Indemnification

SECTION 6.1.  Capital Maritime Indemnification.  Subject to the provisions of Section  6.2 and Section 6.3, Capital Maritime shall indemnify, defend and hold harmless the Partnership Group from and against:

(a) any Covered Environmental Losses relating to the assets contributed by the Capital Maritime Entities to the Partnership Group prior to or on the Closing Date (the “Contribution Assets”) to the extent that Capital Maritime is notified by the MLP of any such Covered Environmental Losses within five (5) years after the Closing Date; (b) Losses to the Partnership Group arising from (i) the failure of the Partnership Group, immediately after the Closing Date, to be the owner of such valid leasehold interests or fee ownership interests in and to the Contribution Assets as are necessary to enable the Partnership Entities to own and operate the Contribution Assets in substantially the same manner that the Contribution Assets were owned and operated by the Capital Maritime Entities immediately prior to the Closing Date or (ii) the failure of the Partnership Entities to have by the Closing Date any consent or governmental permit necessary to allow the Partnership Entities to own or operate the Contribution Assets in substantially the same manner that the Contribution Assets were owned and operated by the Capital Maritime Entities immediately prior to the Closing Date, in each of clauses (i) and (ii) above, to the extent that Capital Maritime is notified by the MLP of such Losses within three (3) years after the Closing Date; and (d) all federal, state, foreign and local income tax liabilities attributable to the operation of the Contribution Assets prior to the Closing Date, including any such income tax liabilities of the Capital Maritime Entities that may result from the consummation of the formation transactions for the Partnership Group and the MLP, but excluding any federal, state, foreign and local income taxes reserved on the books of the Partnership Group on the Closing Date.

SECTION 6.2.  Limitation Regarding Indemnification.  The aggregate liability of Capital Maritime under Section 6.1(a) above shall not exceed $5,000,000 million.  Furthermore, no claim may be made against Capital Maritime for indemnification pursuant to Section 6.1(a) unless the aggregate dollar amount of all claims for indemnification pursuant to such section shall exceed $500,000, in which case Capital Maritime shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

SECTION 6.3.  Indemnification Procedures.  (a)  The Partnership Group Members agree that within a reasonable period of time after they become aware of facts giving rise to a claim for indemnification pursuant to Section 6.1, they will provide notice thereof in writing to Capital Maritime specifying the nature of and specific basis for such claim.

(b)   Capital Maritime shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Partnership Group that are covered by the indemnification set forth in Section 6.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Partnership Group unless it includes a full release of the Partnership Group from such matter or issues, as the case may be.

(c)   The Partnership Group Members agree to cooperate fully with Capital Maritime with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 6.1, including, without limitation, the prompt furnishing to Capital Maritime of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the members of the Partnership Group to be utilized in connection with such defense, the making available to Capital Maritime of any files, records or other information of the Partnership Group that Capital Maritime considers relevant to such defense and the making available to Capital Maritime of any employees of the Partnership Group; provided, however, that in connection therewith Capital Maritime agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group and further agrees to maintain the confidentiality of all files, records and other information furnished by a Partnership Group Member pursuant to this Section 6.3.  In no event shall the obligation of the Partnership Group to cooperate with Capital Maritime as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Group an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VI; provided, however, that the Partnership Group Members may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense.  Capital Maritime agrees to keep any such counsel hired by the Partnership Group reasonably informed as to the status of any such defense (including providing such counsel with such information related to any such defense as such counsel may reasonably request) but Capital Maritime shall have the right to retain sole control over such defense.

In determining the amount of any Loss for which any of the members of the Partnership Group is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Group, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, and (ii) all amounts recovered by the Partnership Group under contractual indemnities from third Persons.  The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Partnership Group in connection with such efforts shall be promptly reimbursed by Capital Maritime in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

ARTICLE VII

Miscellaneous

SECTION 7.1.  Choice Of Law; Submission To Jurisdiction.  This Agreement shall be subject to and governed by the laws of the state of New York.  Each party hereby submits to the jurisdiction of the state and federal courts located in the state of New York and to venue in New York, New York.

SECTION 7.2.  Notice.  All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section.

SECTION 7.3.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

SECTION 7.4.  Termination.  Upon a Change of Control of the General Partner or of the MLP, the provisions of Articles II, III, IV and V of this Agreement (but not less than all of such Articles) shall terminate immediately.  Upon a Change of Control of Capital Maritime, the provisions of Articles II, III, IV and V of this Agreement (but not less than all of such Articles) shall terminate at the time that is the later of (i) the date on which all of the MLP’s outstanding subordinated units have converted to common units of the MLP and (ii) one year following the date of the Change of Control of Capital Maritime; provided, however, that in no event shall the provisions of Articles II, III, IV and V of this Agreement terminate upon a Change of Control of Capital Maritime prior to the date that is three years following the date of this Agreement.

SECTION 7.5.  Waiver; Effect Of Waiver Or Consent.  Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto or (b) waive compliance with any agreement or condition contained herein.  Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby; provided, however, that the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any extension or waiver of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP.  No waiver or consent, express or implied, by any party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

SECTION 7.6.  Amendment Or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the Board, will adversely affect the holders of common units of the MLP.

SECTION 7.7.  Assignment.  No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 7.8.  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

SECTION 7.9.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 7.10.  Gender, Parts, Articles And Sections.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

SECTION 7.11.  Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

SECTION 7.12.  Withholding Or Granting Of Consent.  Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

SECTION 7.13.  Laws And Regulations.  Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

SECTION 7.14.  Negotiation Of Rights Of Capital Maritime, Limited Partners, Assignees, And Third Parties.  The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Capital Maritime and no limited partner, member, assignee or other Person of the MLP or the OLLC shall have the right, separate and apart from Capital Maritime, the MLP or the OLLC, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

CAPITAL MARITIME & TRADING CORP.,

by
Name:
Title:

Address for Notice:

c/o Capital Ship Management Corp., 3 Iassonos Street Piraeus, Greece
Phone:	+30 210 428 4879
Fax:	+30 210 428 4285
Attention:	Ioannis E. Lazaridis

CAPITAL GP L.L.C.,

by
Name:
Title:

Address for Notice:

c/o Capital Ship Management Corp., 3 Iassonos Street Piraeus, Greece
Phone:	+30 210 428 4879
Fax:	+30 210 428 4285
Attention:	Ioannis E. Lazaridis

CAPITAL PRODUCT OPERATING L.L.C.,

by	Capital GP L.L.C., its general partner,

by	Capital Product Partners L.P., its sole member

by
Name:
Title:

Address for Notice:

c/o Capital Ship Management Corp., 3 Iassonos Street Piraeus, Greece
Phone:	+30 210 428 4879
Fax:	+30 210 428 4285
Attention:	Ioannis E. Lazaridis

CAPITAL PRODUCT PARTNERS L.P.,

by	Capital GP L.L.C., its general partner,

by
Name:
Title:

Address for Notice:

c/o Capital Ship Management Corp., 3 Iassonos Street Piraeus, Greece
Phone:	+30 210 428 4879
Fax:	+30 210 428 4285
Attention:	Ioannis E. Lazaridis